Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

Scotts Miracle-Gro Reports Second Quarter Results;
Strong Consumer Purchases in April Lead to Reaffirmed Guidance

▪	Cold March weather led to second quarter adjusted earnings per share of $1.60

▪	U.S. consumer purchases were up 19 percent in the first five weeks of the third quarter

▪	Company continues to expect full-year adjusted earnings of $2.50 to $2.75 per share

MARYSVILLE, Ohio (May 6, 2013) - The Scotts Miracle-Gro Company (NYSE: SMG), the world's leading marketer of branded consumer lawn and garden products, today announced results for its fiscal second quarter ended March 30, 2013.

Net sales were $1.02 billion for the quarter compared with $1.17 billion a year ago. Adjusted income from continuing operations was $100.1 million, or $1.60 per share, compared with $132.3 million, or $2.13 per share a year ago. The year-over-year decline primarily was attributable to a significant delay in the start of the lawn and garden season in nearly all North American and European markets due to a colder than normal March.

“Although the weather presented obvious challenges in March, the resilience of the lawn and garden category and the strength of our brands became evident as soon as the season broke at the beginning of April,” said Jim Hagedorn, chairman and chief executive officer. “Consumer purchases of our products in the U.S., which were down more than 25 percent on a fiscal year-to-date basis entering April, are down 9 percent through May 5 after five consecutive weeks of strong year-over-year growth.”

“Consumer purchases for the first five weeks of the fiscal third quarter are up 19 percent, led by a 54 percent increase in consumer purchases of lawn fertilizer during that time. Our retail partners and consumers remain highly engaged and our team continues to execute the plans we put in place, giving us continued confidence in the earnings guidance we established entering the year.”

Second Quarter Details
Global Consumer segment sales declined 13 percent to $974.6 million in the second quarter compared to a year ago. Excluding the impact of foreign exchange rates, sales declined 12 percent. Sales in the U.S. declined 12 percent during the quarter, primarily driven by lower sales across all product categories due to a delay in the start of the season. Outside the U.S., sales declined 15 percent, excluding the impact of foreign exchange rates, as weather also caused season delays in both Canada and across Europe. Operating income for the Global Consumer segment was $220.1 million, compared to $275.2 million a year ago.

Scotts LawnService sales declined 8 percent to $32.9 million in the second quarter, compared to $35.9 million during the same quarter a year ago, primarily due to a delay in the start of the spring season. Operating loss for the segment increased $4.1 million during the quarter compared to a year ago.

For the quarter, the company-wide adjusted gross margin rate was 37.2 percent, compared with 39.5 percent during the same quarter a year ago. The Company had expected gross margin to decline modestly during the quarter, though the actual decline was more than expected due primarily to lower sales volume that resulted in reduced leverage of fixed manufacturing and warehousing costs. Anticipated increases in material costs were offset by price increases.

Selling, general and administrative expenses (SG&A) in the second quarter decreased $29.9 million to $207.0 million, compared to $236.9 million a year ago. The year-over-year savings were driven by expense reduction initiatives throughout the organization.

Adjusted income from continuing operations was $100.1 million, or $1.60 per share, compared to $132.3 million, or $2.13 per share, for the same period a year ago. Those results exclude charges related to product registration and recall matters which occurred in fiscal 2012. They also exclude impairment, restructuring and other charges. Including those items, reported income from continuing operations for the second quarter was $99.9 million, or $1.60 per share, compared with $126.5 million, or $2.04 per share, a year ago.

Year-to-Date Details
Net sales for the six months were $1.23 billion, a decrease of 11 percent from net sales of $1.37 billion a year ago. The change in sales was attributable to lower unit volume in the Global Consumer segment, which was partially offset by increased volume in the Scotts LawnService segment during the first quarter.

The adjusted company-wide gross margin rate for the first six months of fiscal 2013 was 33.5 percent, compared to 35.6 percent a year ago. SG&A decreased $28.0 million to $331.5 million for the six months of fiscal 2013.

Adjusted income from continuing operations for the first six months of fiscal 2013 was $31.6 million, or $0.51 per share, compared to $60.8 million, $0.98 per share a year ago. Those results exclude charges related to product registration and recall matters which occurred in fiscal 2012. They also exclude impairment, restructuring and other charges. Including those items, reported income from continuing operations for the first six months was $31.6 million, or $0.51 per share, compared with $53.4 million, or $0.86 per share, during the same period a year ago.

Full-Year Outlook Reaffirmed
The Company reaffirmed its expectations for fiscal 2013 adjusted earnings per share from continuing operations in the range of $2.50 to $2.75. In addition to improving sales trends during the second half of the year, the company continues to expect strong improvement in gross margin during that period. Cost-out initiatives remain on schedule, and price increases should also be accretive to the gross margin rate due to continued strong management of commodity costs.

As it relates to SG&A, the Company continues to expect full-year savings of 2% to 3% due to expense control programs related to its Project Max initiative. The Company also reiterated expectations for operating cash flow of at least $250 million in fiscal 2013 due to strong operating results, improvements in working capital and one-time tax benefits.

“The positive momentum in consumer purchases in the past five weeks, favorable weather forecasts and progress on cost-out efforts give us confidence in our ability to drive strong improvement in gross margin, especially in the third quarter, which is critical to meeting our full-year guidance,” said Larry Hilsheimer, chief financial officer. “As the profitability of the business is expected to improve significantly in the second half of the year, we also expect rapid improvement in our leverage ratio. While our leverage ratio was at 3.2 times at the end of the second quarter, we continue to believe it will drop to 2.5 times or lower by year end. We remain committed to using our strong cash flow and financial flexibility to begin funding shareholder-friendly actions in the quarters ahead.”

Conference Call and Webcast Scheduled for 4:30 p.m. ET Today, May 6
The Company will discuss its results during a webcast and conference call today at 4:30 p.m. ET. Conference call participants should call 1-866-682-3515 (Conference ID: 35428463). The live webcast is available at http://investor.scotts.com. An archive of the webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the website for at least 12 months.

About ScottsMiracle-Gro
With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.
Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management, and the Company's assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company's costs of doing business or limit the Company's ability to market all of its products;

•	Increases in the prices of raw materials and fuel costs could adversely affect the Company's results of operations;

•	The highly competitive nature of the Company's markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company's sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company's financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company's international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company's business;

•	The Company depends on key personnel and may not be able to retain those employees or recruit additional qualified personnel;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 30% of the Company's common shares and can significantly influence decisions that require the approval of shareholders;

•
The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company's publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Chief Communications Officer
(937) 578-5622

THE SCOTTS MIRACLE GRO-COMPANY
Condensed Consolidated Statement of Operations
(In millions, except for per common share data)
(Unaudited)

		Three Months Ended			Six Months Ended
	Footnotes	March 30, 2013	March 31, 2012	% Change	March 30, 2013	March 31, 2012	% Change
Net sales		$1,019.6	$1,170.4	(13)%	$1,225.4	$1,370.0	(11)%
Cost of sales		640.8	708.5		815.5	882.5
Cost of sales - impairment, restructuring and other		0.1	—		0.1	—
Cost of sales - product registration and recall matters		—	0.2		—	0.2
Gross profit		378.7	461.7	(18)%	409.8	487.3	(16)%
% of sales		37.1%	39.4%		33.4%	35.6%
Operating expenses:
Selling, general and administrative		207.0	236.9	(13)%	331.5	359.5	(8)%
Impairment, restructuring and other		0.1	5.1		(0.3)	7.4
Product registration and recall matters		—	3.3		—	3.6
Other income, net		(1.5)	(0.7)		(2.6)	(1.3)
Income from operations		173.1	217.1	(20)%	81.2	118.1	(31)%
% of sales		16.9%	18.6%		6.5%	8.6%
Interest expense		17.9	17.9		31.1	33.2
Income from continuing operations before income taxes		155.2	199.2	(22)%	50.1	84.9	(41)%
Income tax expense from continuing operations		55.3	72.7		18.5	31.5
Income from continuing operations		99.9	126.5	(21)%	31.6	53.4	(41)%
Income (loss) from discontinued operations, net of tax	(3)	0.1	0.7		0.7	(0.1)
Net Income		$100.0	$127.2		$32.3	$53.3
Basic income per common share:	(1)
Income from continuing operations		$1.62	$2.08	(22)%	$0.51	$0.88	(42)%
Income from discontinued operations		—	0.01		0.01	—
Net Income		$1.62	$2.09		$0.52	$0.88
Diluted income per common share:	(2)
Income from continuing operations		$1.60	$2.04	(22)%	$0.51	$0.86	(41)%
Income from discontinued operations		—	0.01		0.01	—
Net income		$1.60	$2.05		$0.52	$0.86
Common shares used in basic income per share calculation		61.6	60.9	1%	61.5	60.6	1%
Common shares and potential common shares used in diluted income per share calculation		62.4	62.0	1%	62.3	61.7	1%

Non-GAAP results from continuing operations:
Adjusted income from continuing operations	(4)	$100.1	$132.3	(24)%	$31.6	$60.8	(48)%
Adjusted diluted income per share from continuing operations	(2) (4)	$1.60	$2.13	(26)%	$0.51	$0.98	(49)%
Adjusted EBITDA	(3) (4)	$189.3	$236.7	(20)%	$114.2	$152.1	(25)%
Note: See accompanying footnotes on page 9.

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales and Income from Continuing Operations before Income Taxes by Segment
(In millions)
(Unaudited)

The Company is divided into the following reportable segments: Global Consumer and Scotts LawnService®. This division of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company.

Segment performance is evaluated based on several factors, including income from continuing operations before amortization, product registration and recall costs, impairment, restructuring and other charges, which is not a generally accepted accounting principle ("GAAP") measure. Senior management of the Company uses this measure of operating profit to evaluate segment performance because we believe this measure is the most indicative of performance trends and the overall earnings potential of each segment.

Corporate & Other consists of revenues and expenses associated with the Company’s supply agreements with Israel Chemicals Ltd. and the amortization related to the Roundup® Marketing Agreement, as well as corporate, general and administrative expenses and certain other income/expense items not allocated to the business segments. Corporate & Other assets primarily include deferred financing and debt issuance costs and corporate intangible assets, as well as deferred tax asset

	Three Months Ended			Six Months Ended
	March 30, 2013	March 31, 2012	% Change	March 30, 2013	March 31, 2012	% Change
Net Sales:
Global Consumer	$974.6	$1,119.6	(13)%	$1,127.8	$1,268.7	(11)%
Scotts LawnService®	32.9	35.9	(8)%	77.7	73.5	6%
Segment total	1,007.5	1,155.5	(13)%	1,205.5	1,342.2	(10)%
Corporate & Other	12.1	14.9		19.9	27.8
Consolidated	$1,019.6	$1,170.4	(13)%	$1,225.4	$1,370.0	(11)%

Income from Continuing Operations before Income Taxes:
Global Consumer	$220.1	$275.2	(20)%	$151.4	$205.7	(26)%
Scotts LawnService®	(17.0)	(12.9)	(32)%	(17.9)	(17.5)	(2)%
Segment total	203.1	262.3		133.5	188.2
Corporate & Other	(27.3)	(34.6)		(47.5)	(54.3)
Intangible asset amortization	(2.5)	(2.0)		(5.0)	(4.5)
Product registration and recall matters	—	(3.5)		—	(3.8)
Impairment, restructuring and other	(0.2)	(5.1)		0.2	(7.5)
Interest expense	(17.9)	(17.9)		(31.1)	(33.2)
Consolidated	$155.2	$199.2	(22)%	$50.1	$84.9	(41)%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)

	March 30, 2013	March 31, 2012	September 30, 2012

ASSETS	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$99.1	$122.4	$131.9
Accounts receivable, net	966.6	1,133.2	330.9
Inventories	613.0	601.6	414.9
Prepaids and other current assets	158.0	169.4	122.3
Total current assets	1,836.7	2,026.6	1,000.0
Property, plant and equipment, net	417.8	387.8	427.4
Goodwill	314.5	309.1	309.4
Intangible assets, net	299.2	311.8	307.1
Other assets	28.7	34.4	30.5
Total assets	$2,896.9	$3,069.7	$2,074.4
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$208.0	$227.8	$1.5
Accounts payable	327.5	346.1	152.3
Other current liabilities	352.7	438.5	279.8
Total current liabilities	888.2	1,012.4	433.6
Long-term debt	1,163.0	1,241.2	781.1
Other liabilities	238.8	226.4	257.8
Total liabilities	2,290.0	2,480.0	1,472.5
Shareholders' equity	606.9	589.7	601.9
Total liabilities and shareholders’ equity	$2,896.9	$3,069.7	$2,074.4

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non- GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Three Months Ended March 30, 2013			Three Months Ended March 31, 2012
	As Reported	Impairment, Restructuring and Other	Adjusted	As Reported	Product Registration and Recall Matters	Impairment, Restructuring and Other	Adjusted
Net sales	$1,019.6	$—	$1,019.6	$1,170.4	$—	$—	$1,170.4
Cost of sales	640.8	—	640.8	708.5	—	—	708.5
Cost of sales - impairment, restructuring and other	0.1	0.1	—	—	—	—	—
Cost of sales - product registration and recall matters	—	—	—	0.2	0.2	—	—
Gross profit	378.7	(0.1)	378.8	461.7	(0.2)	—	461.9
% of sales	37.1%		37.2%	39.4%			39.5%
Operating expenses:
Selling, general and administrative	207.0	—	207.0	236.9	—	—	236.9
Impairment, restructuring and other	0.1	0.1	—	5.1	—	5.1	—
Product registration and recall matters	—	—	—	3.3	3.3	—	—
Other income, net	(1.5)	—	(1.5)	(0.7)	—	—	(0.7)
Income from operations	173.1	(0.2)	173.3	217.1	(3.5)	(5.1)	225.7
% of sales	16.9%		17.0%	18.6%			19.3%
Interest expense	17.9	—	17.9	17.9	—	—	17.9
Income from continuing operations before income taxes	155.2	(0.2)	155.4	199.2	(3.5)	(5.1)	207.8
Income tax expense from continuing operations	55.3	—	55.3	72.7	(0.6)	(2.2)	75.5
Income from continuing operations	$99.9	$(0.2)	$100.1	$126.5	$(2.9)	$(2.9)	$132.3
Basic income per share from continuing operations	$1.62	$—	$1.62	$2.08	$(0.05)	$(0.05)	$2.17
Diluted income per share from continuing operations	$1.60	$—	$1.60	$2.04	$(0.05)	$(0.05)	$2.13
Common shares used in basic income per share calculation	61.6	61.6	61.6	60.9	60.9	60.9	60.9
Common shares and potential common shares used in diluted income per share calculation	62.4	62.4	62.4	62.0	62.0	62.0	62.0
Calculation of Adjusted EBITDA:
Income from continuing operations	$99.9			$126.5
Income tax expense from continuing operations	55.3			72.7
Income from discontinued operations, net of tax	0.1			0.7
Income tax expense (benefit) from discontinued operations	(0.1)			0.4
Interest expense	17.9			17.9
Depreciation	13.8			12.5
Amortization (including Roundup)	2.7			2.2
Impairment, restructuring and other	—			4.7
Mark-to-market adjustments on derivatives	(0.3)			(0.9)
Adjusted EBITDA	$189.3			$236.7

Note: See accompanying footnotes on page 9.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non- GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Six Months Ended March 30, 2013			Six Months Ended March 31, 2012
	As Reported	Impairment, Restructuring and Other	Adjusted	As Reported	Product Registration and Recall Matters	Impairment, Restructuring and Other	Adjusted
Net sales	$1,225.4	$—	$1,225.4	$1,370.0	$—	$—	$1,370.0
Cost of sales	815.5	—	815.5	882.5	—	—	882.5
Cost of sales - impairment, restructuring and other	0.1	0.1	—	—	—	—	—
Cost of sales - product registration and recall matters	—	—	—	0.2	0.2	—	—
Gross profit	409.8	(0.1)	409.9	487.3	(0.2)	—	487.5
% of sales	33.4%		33.5%	35.6%			35.6%
Operating expenses:
Selling, general and administrative	331.5	—	331.5	359.5	—	—	359.5
Impairment, restructuring and other	(0.3)	(0.3)	—	7.4	—	7.4	—
Product registration and recall matters	—	—	—	3.6	3.6	—	—
Other income, net	(2.6)	—	(2.6)	(1.3)	—	—	(1.3)
Income from operations	81.2	0.2	81.0	118.1	(3.8)	(7.4)	129.3
% of sales	6.5%		6.6%	8.6%			9.4%
Interest expense	31.1	—	31.1	33.2	—	—	33.2
Income from continuing operations before income taxes	50.1	0.2	49.9	84.9	(3.8)	(7.4)	96.1
Income tax expense from continuing operations	18.5	0.2	18.3	31.5	(0.7)	(3.1)	35.3
Income from continuing operations	$31.6	$—	$31.6	$53.4	$(3.1)	$(4.3)	$60.8
Basic income per share from continuing operations	$0.51	$—	$0.51	$0.88	$(0.05)	$(0.07)	$1.00
Diluted income per share from continuing operations	$0.51	$—	$0.51	$0.86	$(0.05)	$(0.07)	$0.98
Common shares used in basic income per share calculation	61.5	61.5	61.5	60.6	60.6	60.6	60.6
Common shares and potential common shares used in diluted income per share calculation	62.3	62.3	62.3	61.7	61.7	61.7	61.7
Calculation of Adjusted EBITDA:
Income from continuing operations	$31.6			$53.4
Income tax expense from continuing operations	18.5			31.5
Income (loss) from discontinued operations, net of tax	0.7			(0.1)
Income tax expense (benefit) from discontinued operations	0.2			—
Interest expense	31.1			33.2
Depreciation	27.4			25.4
Amortization (including Roundup)	5.4			4.9
Impairment, restructuring and other	(0.4)			4.7
Mark-to-market adjustments on derivatives	(0.3)			(0.9)
Adjusted EBITDA	$114.2			$152.1

Note: See accompanying footnotes on page 9.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income per common share amounts are calculated by dividing income from continuing operations, income from discontinued operations and net income by the weighted average number of common shares outstanding during the period.

(2)
Diluted income per common share amounts are calculated by dividing income from continuing operations, income from discontinued operations and net by the weighted average number of common shares, plus all potential dilutive securities (common stock options, stock appreciation rights, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)
In the fourth quarter of fiscal 2012, the Company completed the wind down of the Company's professional seed business. As a result, effective in its fourth quarter of fiscal 2012, the Company classified its results of operations for all periods presented to reflect the professional seed business as a discontinued operation.

(4)
The Reconciliation of Non-GAAP Disclosure Items includes the following non-GAAP financial measures:
Adjusted income from continuing operations and adjusted diluted income per share from continuing operations - These measures exclude charges or credits relating to impairments, restructurings, product registration and recall matters, discontinued operations and other unusual items such as costs or gains related to discrete projects or transactions that are apart from, and not indicative of, the results of the operations of the business.

Adjusted EBITDA - This measure is calculated as net income before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring, non-cash items affecting net income. We believe this measure provides additional information for determining our ability to meet debt service requirements. The presentation of adjusted EBITDA herein is intended to be consistent with the calculation of that measure as required by our borrowing arrangements, and used to calculate a leverage ratio (maximum of 3.50 at March 30, 2013) and an interest coverage ratio (minimum of 3.50 for the twelve months ended March 30, 2013). The Company was in compliance with the terms of all debt covenants at March 30, 2013.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparison between current results and results in prior operating periods. The Company believes that these non-GAAP financial measures are the most indicative of the Company's ongoing earnings capabilities and that disclosure of these non-GAAP financial measures therefore provides useful information to investors and other users of its financial statements, such as lenders. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.